Exhibit 8
[Letterhead of Weil, Gotshal & Manges LLP]
[Form of Tax Opinion]
[_____________], 2009
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Ladies and Gentlemen:
     We have acted as counsel to Tecumseh Products Company, a Michigan corporation (“Tecumseh”), in connection with the proposed recapitalization (the “Recapitalization”) of Tecumseh, as described in the Registration Statement on Form S-4 filed by Tecumseh with the Securities and Exchange Commission on March 27, 2009 (as amended through the date hereof, the “Registration Statement”), pursuant to which each nonvoting share of Class A Common Stock will be reclassified and converted into one Common Share, entitled to one vote per share, and each voting share of Class B Common Stock will be reclassified and converted into 1.1 Common Shares, each entitled to one vote per share. At your request, in connection with the filing of the Registration Statement, we are rendering our opinion concerning the qualification of the Recapitalization as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Registration Statement.
     In formulating our opinion, we examined such documents as we deemed appropriate, including the Registration Statement, which includes the proxy statement/prospectus of Tecumseh (together with the Registration Statement, the “Filings”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Tecumseh.
     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Recapitalization set forth in the Filings, (2) the consummation of the Recapitalization in the manner contemplated by, and in accordance with the terms set forth in, the Filings, (3) the accuracy of the representations, as of the effective time of the Recapitalization and thereafter, where relevant, made by Tecumseh, set forth in the letter delivered to us by Tecumseh, dated the date hereof, (4) that any representations made in

Tecumseh Products Company
[_____________], 2009

such letter that are qualified by knowledge or materiality or qualifications of like import are accurate without such qualification, (5) that Tecumseh will report the Recapitalization in a manner consistent with the opinion below, (6) that all applicable reporting requirements pursuant to the Code, and the Treasury Regulations promulgated thereunder, will be satisfied, and (7) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.
     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below and in the Registration Statement under the heading “PROPOSAL NO. 2—THE RECAPITALIZATION PROPOSAL — United States Federal Income Tax Consequences of the Recapitalization,” we are of the opinion that, for U.S. federal income tax purposes, the Recapitalization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that, accordingly: (i) holders of Class A Common Stock and Class B Common Stock will not recognize any income, gain or loss upon receipt of the Common Shares in exchange for shares of Class A Common Stock or Class B Common Stock, (ii) the basis of the Common Shares owned immediately following the Recapitalization (including any fractional Common Shares deemed received and redeemed) will be the same as the shareholder’s basis in the Class A Common Stock or Class B Common Stock, as the case may be, owned immediately before and exchanged in connection with the Recapitalization, (iii) the holding period of each Common Share received in the Recapitalization (including any fractional shares deemed received and redeemed) will include that shareholder’s holding period for the Class A Common Stock or Class B Common Stock, as the case may be, owned immediately before and exchanged in connection with the Recapitalization, and (iv) the receipt of a cash payment in lieu of fractional Common Shares will be treated as received in redemption of such fractional Common Shares and, if such deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to such shareholder (as such terms are used in Section 302 of the Code), will result in capital gain or loss measured by the difference between the amount of such cash payment and such shareholder’s basis in the fractional share treated as having been surrendered, and any such capital gain or loss will be long-term capital gain or loss if such shareholder’s holding period in the Class B Common Stock is more than one year at the time of the Recapitalization. The Internal Revenue Service has held that a redemption of shares of a publicly held corporation from a shareholder whose relative stock interest in such corporation is minimal and who exercises no control over the affairs of such

Tecumseh Products Company
[_____________], 2009

corporation was “not essentially equivalent to a dividend,” provided that the shareholder’s actual and constructive ownership of such corporation’s stock (taking into account the constructive ownership rules of Section 318(a) of the Code) was reduced as a result of the redemption.
     This opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Recapitalization, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed by us on any matter other than that which is specifically covered by this opinion, and in particular no opinion is expressed with respect to the U.S. federal income tax consequences of the intended redemption of shareholder rights currently attached to the Class A Common Stock and the Class B Common Stock.
     We hereby consent to (i) the discussion of this opinion in the Registration Statement, (ii) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,